Exhibit K

Agreed Form

SHARE CHARGE (CAYMAN SHARE FORM)

relating to ordinary shares of

[•]

By and Between

[•]

(as Chargor)

and

[•]

(as Chargee)

Dated as of November [•], 2012

DEED OF SHARE CHARGE

THIS SHARE CHARGE (this “Deed”) is made on November             , 2012

BY:

[MANAGEMENT SPV], a company duly incorporated and existing under the laws of the British Virgin Islands, whose registered office is at [•] (the “Chargor”), [to revise for CEO-Listco Share Charge]

IN FAVOR OF:

[•], a company duly incorporated and existing under the laws of [•], whose registered office is at [•] (the “Chargee”).

RECITALS

(A)

The Chargee entered into a note purchase agreement with the Chargor on November 1, 2012 (the “Note Purchase Agreement”), pursuant to which the Chargee has agreed to purchase certain senior secured guaranteed note (the “Note”) from the Chargor;[to revise for CEO-Listco Share Charge]

(B)	The Chargor enters into this Deed in connection with and as required under the Note Purchase Agreement;

(C)

As of the date hereof, the Chargor is the registered holder of [•] ordinary shares of BitautoHoldings Limited, an exempted company duly incorporated and existing under the laws of the Cayman Islands, whose registered office is at Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands (the “Company”), which represents approximately [•]% of the total issued and outstanding share capital of the Company; and

(D)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING PREMISES, WHICH ARE HEREBY INCORPORATED INTO AND MADE A PART OF THE TERMS HEREOF, IT IS AGREED AS FOLLOWS:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 In this Deed (except where the context otherwise requires) words and expressions shall have the same meanings assigned to them as defined in the Note Purchase Agreement or the Note, and in addition, the following words and expressions shall have the following meanings:

“Act” means the BVI Business Companies Act, 2004;

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in the PRC, Hong Kong or New York;

“Charged Shares” means:

(a)

[•] ordinary shares of the Company (subject to proportionate adjustment based upon any share splits, share dividends, recapitalizations or similar transactions) as described in Schedule 1, and such additional shares of the Company as may be owned by the Chargor subsequent to the date hereof;

(b)	all rights, benefits and advantages now or at any time in the future deriving from or incidental to any of such shares of the Company;

(c)	all dividends, interest and other income paid or payable in relation to any of such shares of the Company;

(d)

any right, money or property (including any shares, stocks, debentures, bonds or other securities or investments) accruing or offered at any time in relation to the such shares of the Company by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise in respect of any of such shares of the Company;

(e)	all warrants, options or other rights to subscribe for, purchase or otherwise acquire those shares;

“Company” has the meaning given in Recital (C);

“Encumbrance” means any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, law, equity or otherwise;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Enforcement Notice” means an enforcement notice served by the Chargee on the Chargor;

“Note” has the meaning given in Recital (A);

“Note Documents” means the Note Purchase Agreement and the Note;

“Note Purchase Agreement” has the meaning given in Recital (A);

“Receiver” has the meaning given to it in Section 8;

“Secured Obligations” means all and any amounts of any kind now or in the future, actual or contingent, due or payable (or expressed to be due or payable) by the Chargor to the Chargee in any currency, actually or contingently, as principal or surety on any account whatsoever under or in connection with the Note Documents or as a consequence of any breach, non-performance, disclaimer or repudiation by the Chargor of any of its obligations under the Note Documents, any subject matter of the guarantee and indemnity set forth in the Note Documents or otherwise and references to the Secured Obligations include references to any part of them, except for any obligation which, if it were so included, would result in this Deed contravening any law; [to revise for CEO-Listco Share Charge]

“Security Interest” means any mortgage, charge, pledge, lien, encumbrance, right of set off or any security interest, howsoever created or arising;

“Trigger Event” has the meaning given to it in Section 6;

1.2 In this Deed:

(a) the term this Charge means any security created by this Deed;

(b) any reference to a Recital, Section or Schedule is to the relevant Recital, Section or Schedule of or to this Deed and any reference to a sub-section or paragraph is to the relevant sub-section or paragraph of the Section or Schedule in which it appears;

(c) the section headings are included for convenience only and shall not affect the interpretation of this Deed;

(d) use of the singular includes the plural and vice versa;

(e) use of any gender includes the other genders;

(f) any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(g) references to any document or agreement are to be construed as references to such document or agreement as is in force for the time being and as amended, varied supplemented, substituted or novated from time to time.

1.3 The Recitals and Schedules form part of this Deed and shall have effect as if set out in full in the body of this Deed and any reference to this Deed includes the Recitals and Schedules.

ARTICLE II

CHARGE

2.1 The Chargor hereby charges by way of first priority fixed charge, as a continuing security for the payment, discharge and performance of all the Secured Obligations, all its right, title, interest and benefit present and future in, to and under the Charged Shares in favour of the Chargee.

2.2 This Charge is separate from and independent of any Security Interest created or intended to be created by any other provider of such security by or in connection with any other security document.

2.3 This Charge ranks in first priority ahead of all other security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or title retention arrangement, right of set-off, assignment of income, garnishee order or monetary claim) or any other preferential interest or arrangement of any kind giving any person priority or preference over claims of other persons or creditors with respect to any Charged Shares.

ARTICLE III

COVENANTS BY THE CHARGOR

The Chargor covenants that, for so long as any Secured Obligations remain outstanding:

3.1 it shall, on the date hereof, forthwith and from time to time deposit with the Chargee all certificates and other documents of title relating to the Charged Shares.

3.2 it shall deliver to the Chargee as security for the Secured Obligations in accordance with the terms of this Deed the following (on the date hereof) in form and substance acceptable to the Chargee:

(a) the resolutions and authorities of the Chargor required to authorize the execution of this Deed;

(b) original share certificates in respect of the Charged Shares;

(c) blank, signed and undated instrument of transfer in respect of the Charged Shares (in the form set out in Schedule 2);

(d) upon execution of this Deed, a notice of charge addressed by the Chargor to the Company (in the form set out in Schedule 3);

(e) an executed irrevocable letter of undertaking and confirmation from the Company to the Chargee (in the form set out in Schedule 4); and

(f) any further document as the Chargee may reasonably request to make this Charge more effective or further the intent of this Deed.

3.3 it shall promptly pay (and shall indemnify the Chargee on demand against) all calls, instalments and other payments which may be made or become due in respect of the Charged Shares and so that, in the event of default by the Chargor, the Chargee may do so on behalf of the Chargor;

3.4 it shall not except with the written consent of the Chargee:

(a) create or permit to exist over all or part of the Charged Shares (or any interest therein) any Security Interest or other Encumbrance (other than created or expressly permitted to be created under this Deed) whether ranking prior to, pari passu with or behind the security contained in this Deed;

(b) sell, transfer or otherwise dispose of the Charged Shares or any interest therein or attempt or agree to so dispose (other than permitted under this Deed);

(c) permit any person other than the Chargor or the Chargee or the Chargee's nominee or nominees to be registered as, or become the holder of, the Charged Shares;

(d) vote in favour of a resolution to amend, modify or change the memorandum and articles of association of the Company or any of its subsidiaries in any manner that could reasonably be expected to have an adverse impact on either the Charged Shares or the rights of the Chargee under this Deed;

3.5 to the extent that the same is within the control of the Chargor, no further shares in the Company will be issued without the prior consent of the Chargee;

3.6 it shall promptly forward to the Chargee all material notices, reports, accounts and other documents relating to the Charged Shares which it may receive from time to time (including all notices of meetings of the shareholders of the Company);

3.7 at any time after the service of an Enforcement Notice, it shall exercise all voting and other rights and powers which may at any time be exercisable by the holder of the Charged Shares as the Chargee may in its absolute discretion direct;

3.8 it shall not take or accept any Security Interest from the Company or, in relation to the Secured Obligations, from any third party, without first obtaining the Chargee's written consent;

3.9 unless directed in writing to do so by the Chargee or otherwise required hereunder, it shall not approve a liquidation or winding up of the Company until all the Secured Obligations are paid or discharged in full and if directed to so approve by the Chargee (or if the Chargor otherwise receives any payment or other benefit in breach of this sub-section or sub-section 3.8 above) the Chargor shall hold all monies received by it on trust for the Chargee to satisfy the Secured Obligations;

3.10 it shall not claim payment whether directly or by set-off, lien, counterclaim or otherwise of any amount which may be or has become due to the Chargor by the Company by reason of or arising from the Secured Obligations;

3.11 it shall enter details of this Charge in the register of charges of the Chargor and will, within 5 business days after the date hereof, make a filing with the Registrar of Corporate Affairs (or its equivalent counterpart) of the British Virgin Islands (the “Registrar”) under section 163 of the Act to register details of this Charge and upon receipt from the Registrar of the certificate of registration, it shall promptly provide the Chargee with a copy thereof and it shall not file any change in the register or elect to cease registration of Charge in the register without the consent of the Chargee or until the release of this Charge.

3.12 it shall use its best efforts to procure the entry in the share register of the Company the details of this Charge, and to have the Company not file any change in the register without the consent of the Chargee.

3.13 it shall obtain permission from the competent governmental authority in the Cayman Islands (if required) for the transfer of the Charged Shares to the Chargee pursuant to this Charge within twenty (20) Business Days after the date hereof, unless this requirement is waived in writing by the Chargee.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Chargor hereby represents and warrants to the Chargee that that the statements in this Article IV are all true, correct and complete as of the date hereof and during the continuance of this Deed.

4.1 Status. The Chargor is a limited liability company, duly incorporated, in good standing and validly existing under the laws of the jurisdiction of its incorporation and has the full capacity and legal right to enter into and perform this Deed and the transactions contemplated by this Deed.

4.2 Power and Authority. The Chargor has full power and legal right to enter into and perform this Deed and engage in the transactions contemplated hereby and has or shall have taken or obtained all necessary actions, or any consents or approval from any governmental authority or from any of its creditors to authorize the execution and performance of this Deed and the transactions contemplated hereby and such action, consents or approvals are in full force and effect.

4.3 Legal Validity. This Deed constitutes legal, valid and binding obligations of the Chargor, enforceable in accordance with its terms except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as may be limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.4 Valid Issuance of Charged Shares. All the Charged Shares have been validly issued and are fully paid.

4.5 Ownership of Charged Shares. The Chargor is now and shall during the continuance of this Share Charge be the sole legal and beneficial owner of the Charged Shares, has good and marketable title to the Charged shares and has the right to pledge the Charged Shares, and that the Charged Shares is free from any Encumbrance except for this Deed and the first fixed charge created hereby.

4.6 Compliance with Other Instruments. The execution, delivery and/or performance of, or the exercise of any right by the Chargor under this Deed and the consummation of the transactions contemplated hereby does not result in any violation, breach or default of in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Chargor is a party or by which he may be bound, or of any provision of any judgment, decree, order, statute, rule or regulation applicable to, or binding upon the Chargor or his assets.

4.7 Registration. It is not necessary in order to ensure the validity or enforceability of this Deed that any document be filed or registered with any court or authority.

4.8 Litigation. There is no action pending or currently threatened against the Chargor, the Chargor’s activities, properties or assets which materially and adversely affects the Chargor’s ability to enter into or perform its obligations under this Deed. The Chargor is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which materially and adversely affects the Chargor’s ability to enter into or perform its obligations under this Deed.

4.9 No Bankruptcy Proceedings. No order has been made, petition presented or meeting convened for the bankruptcy of the Chargor and there are no cases or proceedings under any applicable insolvency laws in any jurisdiction concerning the Chargor and no events have occurred which, under applicable laws, would justify such cases or proceedings.

4.10 Solvency. The Chargor is not insolvent or unable to pay its debts as they fall due, no arrangement, compromise, composition or settlement with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or a material part of the indebtedness of the Chargor, nor is there any current negotiations or proceedings with its creditors with regard to such arrangement, compromise, composition or settlement.

4.11 Deduction of Tax. The Chargor is not required under the law of the jurisdiction of its incorporation or other applicable laws to make any deduction for or on account of tax from any payment it may make under this Deed.

4.12 Information. Under the law of jurisdiction of its incorporation or other applicable laws, it is not necessary or advisable that this Deed be filed, recorded or enrolled with any court or government/regulatory authority in that jurisdiction or any stamp, registration or similar tax be paid on or in relation to this Deed or the transactions contemplated by this Deed.

4.13 Disclosure. All information supplied to the Chargee by the Chargor concerning the Chargor and the Charged Shares (if any) and all related matters is true, complete and accurate in all material respects.

ARTICLE V

POWER OF ATTORNEY

The Chargor hereby irrevocably and by way of security for the payment and discharge of the Secured Obligations and the performance of its obligations under this Deed appoints the Chargee as its true and lawful attorney (with full power to appoint substitutes and to sub-delegate) on behalf of the Chargor and in the Chargor’s own name or otherwise, at any time and from time to time, to (in each case following in accordance with this Deed):

5.1 sign, seal, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all lawful acts and things which in each case the Chargee may reasonably consider to be necessary or advisable to perfect or improve its security over the Charged Shares; or

5.2 to give proper effect to this Deed; or

5.3 to enable or assist in any way in the exercise of any right or the enforcement thereof including any power of sale of the Charged Shares (whether arising under this Deed or implied by statute or otherwise);

5.4 provided that the foregoing appointment of the Chargee as the attorney of the Chargor is made strictly on the basis that the Chargee (and its substitutes and sub-delegates) shall not in the exercise of such appointment or otherwise cause the Chargor to incur obligations or other liabilities other than those expressly provided for in this Deed, and provided further that the above right and authority shall not be exercised unless and until following the occurrence and during the continuance of a Trigger Event.

ARTICLE VI

ENFORCEMENT NOTICE

6.1 The Chargee may at any time after an Event of Default (as defined in the Note) (a “Trigger Event”) serve an Enforcement Notice on the Chargor.

6.2 After this Charge has become enforceable, the Chargee may in its absolute discretion enforce all or any part of this Charge in any manner it sees fit (subject to the Chargee being indemnified and/or secured to its satisfaction).

6.3 The Chargor shall forthwith following 5 days from receipt of an Enforcement Notice sign, seal, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all acts and things which the Chargee may reasonably at any time and from time to time specify for enabling or assisting the Chargee (in each case following in accordance with this Deed):

(a) to perfect or improve its title to and security over the Charged Shares;

(b) to vest the Charged Shares in the Chargee or its nominee or nominees;

(c) to procure that the Chargee or its nominee or nominees is registered in the Share Register of the Company in respect of the Charged Shares;

(d) to exercise (or enable its nominee or nominees to exercise) any rights or powers of the Chargee attaching to the Charged Shares;

(e) to sell or dispose of the Charged Shares; and/or

(f) otherwise to enforce any of the rights of the Chargee under or in connection with this Deed.

6.4 The security constituted by this Deed shall become immediately enforceable upon the occurrence of a Trigger Event and after such Trigger Event has been continuing for one day and the Trigger Event has not been rectified within one day of the Chargor having being served with an Enforcement Notice.

6.5 Any restriction in any applicable law with respect to the consolidation of mortgages and power of sale shall not apply to this Charge.

6.6 The power to sell or dispose of the Charged Shares and any other similar powers conferred by applicable laws as well as all other enforcement powers conferred by this Deed shall be immediately exercisable at any time after a Trigger Event has occurred and is continuing and notice demanding payment of any sum which is then due but unpaid in respect of the Secured Obligations has been given by the Chargee in accordance with the provisions of sub-clause 6.4 above.

ARTICLE VII

CHARGEE'S RIGHTS AS TO SHARES

Subject to the provisions of Section 6 above, if the Chargee shall (following the occurrence and continuance of a Trigger Event) have served an Enforcement Notice, the Chargee shall, without prejudice to any other right or remedy available hereunder or under applicable law, forthwith become entitled:

7.1 solely and exclusively to exercise all voting rights attaching to the Charged Shares or any thereof and shall exercise such rights in such manner as the Chargee may reasonably determine; and/or

7.2 solely and exclusively to exercise all other rights and/or powers and/or discretions of the Chargor in, to and under the Charged Shares pursuant to the memorandum and articles of association of the Company; and/or

7.3 to receive and retain all dividends and other distributions made on or in respect of the Charged Shares or any thereof and any such dividends and other distributions received by the Chargor after such time shall be held in trust by the Chargor for the Chargee and be paid or transferred to the Chargee on demand to be applied towards the discharge of the Secured Obligations; and/or

7.4 without notice to, or further consent or concurrence by, the Chargor to sell the Charged Shares or any part thereof by such method, at such place and upon such terms as the Chargee may in its reasonable discretion determine, with power to postpone any such sale and in any such case the Chargee may exercise any and all rights attaching to the Charged Shares as the Chargee in its reasonable discretion may determine and without being answerable for any loss occasioned by such sale or resulting from postponement thereof or the exercise of such rights in good faith; and/or

7.5 to date and deliver the documents delivered to it pursuant to this Deed hereof as it considers appropriate and to take all steps to register the Charged Shares in the name of the Chargee or its nominee or nominees and to assume control as registered owner of the Charged Shares.

ARTICLE VIII

RECEIVER

Subject to the provisions of Section 6 above, at any time following the occurrence and continuance of a Trigger Event and after the service of an Enforcement Notice, the Chargee may by writing without notice to the Chargor appoint one or more person or persons as the Chargee thinks fit to be a receiver (the “Receiver”) in relation to the Charged Shares. Where the Chargee appoints two or more persons as Receivers, the Receivers may act jointly or independently.

8.1 The Receiver may take such action in relation to the enforcement of this Deed including, without limitation, to sell, charge or otherwise dispose of the Charged Shares, to exercise any powers, discretion, voting or other rights or entitlements in relation to the Charged Shares and generally to carry out any other action which he may in his sole discretion deems necessary in relation to the enforcement of this Deed.

8.2 The Receiver shall have, in addition to the other powers set-out in this Section, the following powers:

(a) power to take possession of, collect and get in the Charged Shares and, for that purpose, to take such proceedings as may seem to him to be expedient;

(b) power to raise or borrow money and grant security therefore over the Charged Shares;

(c) power to appoint an attorney or accountant or other professionally qualified person to assist him in the performance of his functions;

(d) power to bring or defend any action or other legal proceedings in the name of and on behalf of the Chargor in respect of the Charged Shares;

(e) power to do all acts and execute in the name and on behalf of the Chargor any document or deed in respect of the Charged Shares;

(f) power to make any payment which is necessary or incidental to the performance of his functions;

(g) power to make any arrangement or compromise on behalf of the Chargor in respect of the Charged Shares;

(h) power to rank and claim in the insolvency or liquidation of the Company and to receive dividends and to accede to agreements for the creditors of the Company;

(i) power to present or defend a petition for the winding up of the Company; and

(j) power to do all other things incidental to the exercise of the foregoing powers provided always that the Receiver shall not cause the Chargor or the Company to incur obligations or other liabilities other than those expressly provided for in this Deed (and for the purpose of this provision as if Section 8 were not contained in this Deed).

8.3 The Receiver shall be the agent of the Chargor and the Chargor alone shall be responsible for the Receiver’s lawful and reasonable acts and defaults made in good faith and, on such basis, liable on any contracts made, entered into or adopted by the Receiver. The Chargee shall not be liable for the Receiver's acts, omissions, negligence or default, nor be liable on contracts entered into or adopted by the Receiver.

ARTICLE IX

APPLICATION OF MONIES

9.1 The Chargee (and any Receiver) shall apply the monies received by it as a result of the enforcement of the security:

(a) firstly, in payment or satisfaction of the expenses related to enforcement of this security (including without limitation the properly documented and reasonable fees and expenses of the Receiver);

(b) secondly, in meeting claims of the Chargee in respect of the Secured Obligations as a then accrued due and payable, in such order or application as the Chargee shall think fit;

(c) thirdly, in retention of an amount equal to any part or parts of the Secured Obligations as are or are not then due and payable but which (in the sole and absolute opinion of the Chargee) will or may become due and payable in the future and, upon the same becoming due and payable, in or towards satisfaction thereof in accordance with the foregoing provisions of this Section 9.1; and

(d) fourthly, in payment of the balance (if any) to the Chargor.

9.2 The Chargee having acted properly and reasonably and in accordance with this Deed, shall not be liable for any loss or damage occasioned by:

(a) any sale or disposal of the Charged Shares or an interest in the Charged Shares; or

(b) arising out of the exercise, or failure to exercise, any of its powers under this Deed; or

(c) any neglect or default to pay any instalment or accept any offer or notify the Chargor of any such neglect or default; or

(d) any other loss of whatever nature in connection with the Charged Shares.

9.3 This Clause does not prejudice the right of the Chargee to recover any shortfall from the Chargor.

ARTICLE X

PROTECTION OF PURCHASERS

No purchaser or other person dealing in good faith with the Chargee or its delegate shall be bound to see or inquire whether the right of the Chargee to exercise any of its powers has arisen or become exercisable or be concerned with notice to the contrary, or be concerned to see whether the delegation by the Chargee pursuant to the terms of this Deed shall have lapsed for any reason or been revoked.

ARTICLE XI

CONTINUING SECURITY AND NON-MERGER

11.1 The security constituted by this Deed shall be continuing and shall not be considered as satisfied or discharged by any intermediate payment or settlement of the whole or any part of the Secured Obligations or any other matter or thing whatsoever and shall be binding until all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full.

11.2 This Deed is in addition to and shall not merge with or otherwise prejudice or affect any banker's lien, right to combine and consolidate accounts, right of set-off or any other contractual or other right or remedy or any guarantee, lien, pledge, bill, note, charge or other security now or hereafter held by or available to the Chargee.

ARTICLE XII

CURRENCY

12.1 For the purpose of, or pending the discharge of, any of the Secured Obligations the Chargee may, acting reasonably, convert any moneys received, recovered or realised in any currency under this Deed (including the proceeds of any previous conversion under this section) from their existing currency of denomination into any other currency at such rate or rates of exchange and at such time as the Chargee thinks fit.

12.2 No payment to the Chargee (whether under any judgment or court order or otherwise) shall discharge the Secured Obligations in respect of which it was made unless and until the Chargee shall have received payment in full in the currency in which such Secured Obligations were incurred and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such Secured Obligations expressed in that currency, the Chargee shall have a further separate cause of action against the Chargor and shall be entitled to enforce this Deed to recover the amount of the shortfall.

ARTICLE XIII

COSTS

Without duplication, the Chargor shall immediately on demand and on a full indemnity basis pay to the Chargee the amount of all costs and expenses and other liabilities (including stamp duty, and legal and out-of-pocket expenses) which the Chargee, its officers, directors, shareholders, employees, attorneys, affiliates, any Receiver, attorney, manager, agent or other person appointed by the Chargee under this Deed, reasonably and properly incurs in connection with:

13.1 any actual or proposed amendment or waiver or consent under or in connection with this Deed (but excluding such amendment that has been requested by the Chargee);

13.2 any discharge or release of this Charge;

13.3 the preservation or exercise (or attempted preservation or exercise) of any rights under or in connection with and the enforcement (or attempted enforcement) of this Deed; or

13.4 dealing with or obtaining advice about any matter or question arising out of or in connection with enforcing the Chargee's exercise of its rights under this Deed.

ARTICLE XIV

VARIATION AND AMENDMENT

This Deed shall remain in full force and effect notwithstanding any amendments or variations from time to time of the Note Documents and no variation of this Deed shall be valid unless it is in writing and signed by or on behalf of each of the parties.

ARTICLE XV

ASSIGNMENT

The Chargee may assign or transfer any of its rights or benefits hereunder to any of its affiliates, without any additional cost or liabilities to the Chargor. The Chargor shall not be entitled to assign or transfer any of its rights, obligations or benefits hereunder without the prior written consent of the Chargee.

ARTICLE XVI

ENTIRE AGREEMENT

This Deed and the Note Documents (including exhibits and schedules hereto and thereto) constitute the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Deed.

ARTICLE XVII

FURTHER ASSURANCE

The Chargor shall promptly execute all documents and do all things that the Chargee acting reasonably may specify for the purpose of (a) securing and perfecting its security over or title to all or any of the Charged Shares, or (b) enabling the Chargee to vest all or part of the Charged Shares in its name or in the names of its nominee(s), agent or any purchaser.

ARTICLE XVIII

PROTECTIVE CLAUSES

18.1 Waiver of defences

The obligations of Chargor under this Deed will not be affected by an act, omission, matter or thing which, but for this section, would reduce, release or prejudice any of such obligations or security, including (whether or not known to it or the Chargee):

(a) any time, waiver or consent granted to, or composition with, the Chargor or other person;

(b) the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor;

(c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over property of, the Chargor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Chargor or any other person;

(e) any amalgamation, merger or reconstruction of the Chargee with any other person or any sale or transfer of the whole or any part of the assets of the Chargee to any other person;

(f) the existence of any claim, set-off or other rights which the Chargor may have at any time against the Chargee, whether in connection with the Note or otherwise;

(g) any novation, amendment (however fundamental) or replacement of the Note Documents or any other document or security;

(h) any obligation of any person under the Note Document or any other document or security being void, voidable, invalid, unenforceable or otherwise irrecoverable; or

(i) any insolvency or similar proceedings.

18.2 Immediate recourse

The Chargor waives any right it may have of first requiring the Chargee to proceed against or enforce any other rights or security or claim payment from any person before enforcing this Charge. This waiver applies irrespective of any law or any provision of the Note Documents to the contrary.

18.3 Turnover

The Chargor shall hold on trust for the Chargee any money or other benefit which it may receive in breach of this section and will pay or transfer the same to the Chargee for application by the Chargee in or towards discharge of the Secured Obligations.

ARTICLE XIX

NOTICES

19.1 Without prejudice to any other method of service of notices and communications provided by law, a demand or notice under this Deed shall be in writing signed by an officer or agent of the Chargee or the Chargor, as the case may be, and may be served on the Chargor or the Chargee, as the case may be, by hand, by post, or by facsimile transmission or by e-mail. Any such notice or communication shall be sent to the address or number of the Chargee or the Chargor as set out below:

if to the Chargor:

Address: [•]

Facsimile Number: [•]

Attention: [•]

if to the Chargee:

Address: [•]

Facsimile Number: [•]

Attention: [•]

19.2 Any such notice or communication given by the Chargee shall be deemed to have been received:

(a) if sent by facsimile transmission, at the time of transmission, or the following Business Day if transmitted after normal business hours;

(b) if delivered personally, at the time of delivery, or the following Business Day if delivered after normal business hours; and

(c) if posted by an internationally recognized commercial courier service, two Business Days following the day on which it was properly despatched by mail; and

(d) if sent by e-mail at the time of that the e-mail is recorded in the Chargee's information processing system as having been sent.

19.3 Any notice given to any party shall be deemed to have been given only on actual receipt by any party.

19.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party set out in sub-section 19.1 (or as otherwise notified by that party hereunder) and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery, registered post or airmail letter, or that the notice was transmitted by fax to the fax number of the relevant party set out in sub-section 19.1 (or as otherwise notified by that party hereunder) or that the e-mail was recorded in the party's information processing system as having been sent.

ARTICLE XX

MISCELLANEOUS

20.1 All sums payable by the Chargor under this Deed shall be paid without any set-off, counterclaim, withholding or deduction whatsoever unless required by law in which event the Chargor will simultaneously with making the relevant payment under this Deed pay to the Chargee such additional amount as will result in the receipt by the Chargee of the full amount which would otherwise have been receivable and will supply the Chargee promptly with evidence satisfactory to the Chargee that the Chargor has accounted to the relevant authority for the sum withheld or deducted.

20.2 No delay or omission on the part of the Chargee in exercising any right or remedy under this Deed shall impair that right or remedy or operate as or be taken to be a waiver of it nor shall any single, partial or defective exercise of any such right or remedy preclude any other or further exercise under this Deed of that or any other right or remedy.

20.3 The Chargee's rights powers and remedies under this Deed are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law or otherwise and may be exercised from time to time and as often as the Chargee deems expedient.

20.4 Any waiver by the Chargee of any terms of this Deed or any consent or approval given by the Chargee under it shall be effective only if given in writing and then only for the purpose and upon the terms and conditions (if any) on which it is given.

20.5 If at any time any one or more of the provisions of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions of this Deed nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired as a result.

20.6 Any statement, certificate or determination of the Chargee as to the Secured Obligations or (without limitation) any other matter provided for in this Deed shall, in the absence of manifest error, be conclusive and binding on the Chargor.

ARTICLE XXI

LAW AND JURISDICTION

21.1 This Deed is governed by, and shall be construed in accordance with, the laws of [the Cayman Islands], without regard to the principles of conflicts of law thereof.

21.2 The Chargor irrevocably agrees for the exclusive benefit of the Chargee that the courts of [the Cayman Islands] shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Deed and for such purposes irrevocably submits to the jurisdiction of such courts.

ARTICLE XXII

RELEASE AND DISCHARGE

22.1 Subject to Section 22.3, at such time when all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full and that no further Secured Obligations may become outstanding, the Chargee shall promptly at the request and cost of the Chargor release, take reasonable action necessary to release the Charged Shares from this Charge.

22.2 With respect to the Chargor’s obligations pursuant to Section 22.1 above, for those Charged Shares which have been transferred and registered under the name of the Chargee or its nominee, the Chargee shall only be obliged to return the share certificate(s) then representing the Charged Shares not yet disposed of or realised by the Chargee pursuant to its powers under this Deed (but not the original share certificates originally delivered to the Chargee by the Chargor) with the instruments of transfer duly executed in favour of the Chargor or such other person as the Chargor may direct.

22.3 Any release, discharge or settlement in relation to the Chargor will be conditional upon no security or payment to the Chargee by or on behalf of the Chargor being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application and will in those circumstances be void.

ARTICLE XXIII

WAIVER OF SUBROGATION

In consideration of the consummation of the transactions contemplated by the Note Purchase Agreement and the direct and indirect benefits that the Chargor will receive in connection therewith, the Chargor hereby expressly waives any and all rights of subrogation (whether statutory, arising at common law or in equity, or howsoever arising otherwise) before and even after the Secured Obligations have been fully repaid or fully discharged, and expressly agrees that before and even after the Secured Obligations have been fully repaid or fully discharged, the Chargor shall not demand or accept or permit to demand or accept repayment in whole or in part of any moneys, obligations or liabilities at any time due to the Chargor from the Company with respect to or arising from any payment of the Secured Obligations or demand or accept any security or lien in respect thereof or assign any such rights or charge the same as security or take any step to enforce any right against the Company or claim any set-off or counterclaim against the Company with respect to or arising from any payment of the Secured Obligations or claim or prove in the liquidation or winding-up of, or have the benefit of any share in any payment or composition from, the Company or any other person or in any other guarantee or security now or hereafter held by or available to the Chargee. For the avoidance of doubt, this Article XXIII shall survive the payment in full of the Secured Obligations. This waiver of subrogation rights shall be for the benefit of the Chargee and the Company.

ARTICLE XXIV

COUNTERPARTS

This Deed may be executed in any number of counterparts, and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Charge by facsimile or other electronic means shall be as effective as delivery of a manually executed counterpart of a signature page of this Charge.

ARTICLE XXV

SPECIFIC PERFORMANCE

Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Charge will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements, and injunctive and other equitable relief, in addition to any other remedy to which it may be entitled at law or in equity.

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IN WITNESS WHERE this Deed has been executed and delivered as a deed the day and year first above written.

EXECUTED AS A DEED by	)
[CHARGOR] acting by	)
[•] under the authority of that company	)__________________________
) Name:
) Title:
EXECUTED AS A DEED by	)
[CHARGEE] acting by	)
[•] under the authority of that company	)__________________________
) Name:
) Title:

[Signature Page to Deed of Share Charge]

SCHEDULE 1

Amount or number of Shares	Description of Shares
[•]	Ordinary Shares of US$[•] par value each in [COMPANY]

SCHEDULE 2

INSTRUMENT OF TRANSFER OF SHARES

We, [CHARGOR] of [Address], in consideration of the sum of U.S.$1.00 paid to us by [CHARGEE] of [address] (hereinafter called the “Transferee”) do hereby transfer to the Transferee, pursuant to the terms of a Share Charge dated October             , 2012 and made between ourselves and the Transferee, [•] ordinary shares of US$[•] par value each in the undertaking called [COMPANY], an exempted company incorporated under the laws of the Cayman Islands to hold unto the Transferee.

IN WITNESS whereof [CHARGOR] has duly executed this Instrument of Transfer on the             day of             .

For and on behalf of [CHARGOR]

Name:

Title:

Witness to the above signature:
(Sgd)
(Full Name)
(Description)
(Address)

SCHEDULE 3

NOTICE OF CHARGE

To:	[COMPANY]

[ADDRESSS]

            , 2012

Dear Sirs

Re: Share Charge

We hereby notify you that pursuant to a Share Charge dated October             , 2012 between us and [•] (the “Share Charge”), we, the Chargors have granted a security interest over [insert number] of ordinary shares standing in our name in [Company] in favour of [•] (the “Chargee”) and at any time after the Chargee notify you that a Trigger Event (as defined in the Share Charge) has occurred and is continuing you may take such steps to register the Chargee as the registered holder of the shares pursuant to the Share Charge.

Yours faithfully

For and on behalf of

[•]

SCHEDULE 4

LETTER OF UNDERTAKING AND CONFIRMATION

[Date]

To: [CHARGEE]

Dear Sirs

[COMPANY] (THE “COMPANY”)

We refer to the share mortgage in respect of ordinary shares of the Company dated on or about the date hereof between [Chargor] as Chargor (the “Chargor”) and [Chargee] as Chargee (the “Chargee”) whereby, inter alia, the Chargor granted a mortgage and charge over the Charged Shares in favour of the Chargee (the “Share Charge”).

Capitalised words and expressions used in this letter which are not expressly defined herein have the meanings ascribed to them in the Share Charge.

This letter of undertaking and confirmation is given pursuant to the Share Charge.

1. For valuable consideration receipt of which is hereby acknowledged, the Company hereby irrevocably and unconditionally undertakes to register (and hereby permits the Chargee or its nominee(s), if it/they have custody of the original Share Register to register) in the Company's Share Register any and all share transfers to the Chargee or its nominee in respect of the Charged Shares submitted to the Company by the Chargee.

2. The Company hereby confirms that it has instructed its registered agent to make an annotation of the existence of the Share Charge and the security interests created thereby in the Company's Share Register.

3. The Company hereby confirms receipt of a copy of the Share Charge and notice of the contents thereof.

SIGNED for and on behalf of [COMPANY] by:	)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title: